ELEVATE CREDIT ANNOUNCES SECOND QUARTER 2022 RESULTS

FORT WORTH, TX - August 9, 2022 - Elevate Credit, Inc. (NYSE: ELVT) (“Elevate” or the “Company”), a leading tech-enabled provider of innovative and responsible online credit solutions for non-prime consumers, today announced results for the second quarter ended June 30, 2022.
“The first half of 2022 has largely met our expectations from both a top-line and bottom-line perspective," said Jason Harvison, Elevate CEO. "Beginning in late June, we, like many others in our space, have noted softer credit due to inflationary pressures on non-prime Americans. Given this changing market environment, we will take a more cautious approach to growth in the second half of the year."
Second Quarter 2022 Financial Results1
•Revenues: Revenues increased 39% during the second quarter of 2022 to $117.6 million, compared to $84.5 million for the second quarter of 2021. The increase in quarterly revenue is primarily attributable to higher average combined loans receivable-principal resulting from growth in all products year over year.
•Combined loans receivable - principal: Combined loans receivable - principal totaled $532.4 million at June 30, 2022, a sequential quarter increase of 4% from $511.3 million at March 31, 2022 and an increase of 33% from $399.3 million at June 30, 2021. The fair value of the combined loans receivable-principal balance was $585.9 million, representing a fair value premium of 10% which is down from the pro-forma fair value premium of 13% at June 30, 2021 and flat with the 10% fair value premium at December 31, 2021 and March 31, 2022. The higher portfolio fair value premium in the prior year is due to a more mature portfolio resulting from reduced marketing and new loan origination activity in 2020 to early 2021 resulting from the impacts of COVID-19.
•Credit quality: Past due balances remained consistent at 10% at June 30, 2022 and at December 31, 2021. Net charge-offs as a percentage of revenue during the second quarter of 2022 were 55% compared to 31% during the second quarter of 2021. The increase in net charge-offs as a percentage of revenue is primarily due to the heightened volume of new to former customers added to the platform in the second half of 2021.
•Net income (loss): Net loss for the three months ended June 30, 2022 totaled $(6.5) million compared to a net loss of $(3.0) million (pro-forma net income of $3.5 million) in the second quarter of 2021. Fully diluted loss per share for the second quarter of 2022 totaled $(0.21), a decrease from $(0.09) per fully diluted share a year ago. Pro-forma fully diluted earnings per share for the second quarter of 2021 totaled $0.10 per fully diluted share. See "Non-GAAP Financial Measures" for details on the pro-forma fair value adjustments reflected in our condensed consolidated statements of operations.
•Adjusted EBITDA: Adjusted EBITDA totaled $12.3 million in the second quarter of 2022, down from $19.4 million, pro-forma, in the second quarter of 2021. The Adjusted EBITDA margin for the second quarter of 2022 was 10.5%, down from 22.9%, pro-forma, in the prior-year second quarter.

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1Adjusted EBITDA, Adjusted EBITDA margin, Unaudited pro-forma condensed consolidated financial information, combined loans receivable - principal, combined loans receivable, and combined loan loss reserve are non-GAAP financial measures. These terms are defined elsewhere in this release. Please see the schedules appearing later in this release for reconciliations of these non-GAAP measures to the most directly comparable GAAP measures.

Year-to-date 2022 Financial Results1
•Revenues: Revenues increased 39% during the six months ended June 30, 2022 to $241.9 million, compared to $174.3 million for the six months ended June 30, 2021. The increase in revenue is primarily attributable to higher average combined loans receivable-principal resulting from growth in all products year over year.
•Net income (loss): Net loss for the six months ended June 30, 2022 totaled $(20.5) million compared to net income of $9.7 million (pro-forma net income of $4.5 million) for the six months ended June 30, 2021. Fully diluted earnings (loss) per share for the first half of 2022 totaled $(0.65), a decrease from $0.27 per fully diluted share a year ago. Pro-forma fully diluted earnings per share for the first half of 2021 totaled $0.12 per fully diluted share. See "Non-GAAP Financial Measures" for details on the pro-forma fair value adjustments reflected in our condensed consolidated statements of operations.
•Adjusted EBITDA: Adjusted EBITDA totaled $10.4 million for the six months ended June 30, 2022, down from $36.4 million, pro-forma, from the prior year period. The Adjusted EBITDA margin for the six months ended June 30, 2022 was 4.3%, down from 20.9%, pro-forma, in the first half of 2021.

Liquidity and Capital Resources
The Company paid down its Victory Park Management LLC ("VPC") debt facilities by approximately $25 million in the first quarter, while drawing down a net $12.5 million on its debt facilities in the second quarter of 2022 to help fund loan growth. The Company's use of its debt facilities with VPC and Park Cities Asset Management LLC to fund the portfolio growth during the past year with incremental borrowings at a cost of 9% on the VPC facilities has resulted in an overall weighted average rate on the facilities of 9.10% as of June 30, 2022, down from 9.61% at June 30, 2021. Total debt at June 30, 2022 was $517.5 million compared to $353.0 million at June 30, 2021. The Company had $74 million of cash available at the end of the quarter on June 30, 2022.
During the second quarter of 2022, the Company purchased $2.0 million of common shares (760.1 thousand common shares) under the Company's previously approved common stock repurchase program. As of June 30, 2022, the Company has purchased roughly 5% of common shares outstanding at the beginning of the year and approximately 36% of all common shares issued and outstanding since August 2019 under this common stock repurchase program.
Conference Call
The Company will host a conference call to discuss its second quarter 2022 financial results on Tuesday, August 9, at 4:00 pm Central Time / 5:00 pm Eastern Time. Interested parties may access the conference call live over the phone by dialing 1-877-306-7075 (domestic) or 1-212-231-2921 (international) and requesting the Elevate Credit Second Quarter 2022 Earnings Conference Call. Participants are asked to dial in a few minutes prior to the call to register for the event. The conference call will also be webcast live through Elevate’s Investor Relations website at https://investors.elevate.com/corporate-profile/.
An audio replay of the conference call will be available approximately three hours after the conference call until 11:59 pm ET on August 23, 2022, and can be accessed by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international), and providing the passcode 22020081, or by accessing Elevate’s website.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as "may," "will," "might," "expect," "believe," "anticipate," "could," "would," "estimate," "continue," "pursue," or the negative thereof or comparable terminology, and may include (without limitation) information regarding the Company's expectations, goals or intentions regarding future performance. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “likely” and other words and terms of similar meaning. The forward-looking statements include statements regarding: our more cautious approach in executing our measured growth strategy throughout the second half of 2022 and continued improvements in profitability in the second half of the year. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. These risks and uncertainties include, but are not limited to: the effect of the COVID-19 pandemic and the current macroeconomic conditions, including high inflation and the resulting impact on our borrowers to replay their loans, on the Company's business, financial condition and results of operations; the Company’s limited operating history in an evolving industry; the Company’s ability to grow revenue and maintain or achieve consistent profitability in the future; new laws and regulations in the consumer lending industry in many jurisdictions that could restrict the consumer lending products and services the Company offers, impose additional compliance costs on the Company, render the Company’s current operations unprofitable or even prohibit the Company’s current operations; scrutiny by regulators and payment processors of certain online lenders’ access to the Automated Clearing House system to disburse and collect loan proceeds and repayments; a lack of sufficient debt financing at acceptable prices or disruptions in the credit markets; uncertainties in the current economic environment, including potential increased inflation and a likely higher interest rate environment; the impact of competition in our industry and innovation by our competitors; our ability to prevent security breaches, disruption in service and comparable events that could compromise the personal and confidential information held in our data systems, reduce the attractiveness of our platform or adversely impact our ability to service loans; and other risks related to litigation, compliance and regulation. Additional factors that could cause actual results to differ are discussed under the heading "Risk Factors" and in other sections of the Company's most recent Annual Report on Form 10-K, and in the Company's other current and periodic reports filed from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

About Elevate
Elevate (NYSE: ELVT), together with the banks that license its marketing and technology services, has originated $10.3 billion in non-prime credit to more than 2.7 million non-prime consumers to date. Its responsible, tech-enabled online credit solutions provide immediate relief to customers today and help them build a brighter financial future. The company is committed to rewarding borrowers’ good financial behavior with features like interest rates that can go down over time, free financial training and free credit monitoring. Elevate’s platform powers a suite of groundbreaking credit products includes RISE, Elastic, Today Card and Swell. For more information, please visit http://corporate.elevate.com.

Investor Relations:

Solebury Trout
Sloan Bohlen, (817) 928-1646
investors@elevate.com

or

Media Inquiries:

Solebury Trout
Laurie Steinberg, (845) 558-6370
lsteinberg@soleburytrout.com

Elevate Credit, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands, except share and per share amounts)	2022	2021	2022	2021
Revenues	$117,606	$84,540	$241,850	$174,273
Cost of sales:
Change in fair value of loans receivable	61,456	—	145,615	—
Provision for loan losses	—	27,225	—	48,195
Direct marketing costs	7,828	10,564	14,054	14,947
Other cost of sales	3,163	2,905	6,045	4,952
Total cost of sales	72,447	40,694	165,714	68,094
Gross profit	45,159	43,846	76,136	106,179
Operating expenses:
Compensation and benefits	20,561	18,585	40,650	37,593
Professional services	6,433	8,659	13,392	15,738
Selling and marketing	1,120	710	1,929	1,243
Occupancy and equipment	6,186	5,289	12,059	10,245
Depreciation and amortization	4,720	4,552	8,481	9,795
Other	845	811	1,635	1,586
Total operating expenses	39,865	38,606	78,146	76,200
Operating income (loss)	5,294	5,240	(2,010)	29,979
Other expense:
Net interest expense	(12,126)	(8,567)	(24,296)	(17,353)
Equity method investment loss	(368)	—	(712)	—
Non-operating income	81	510	1,747	717
Total other expense	(12,413)	(8,057)	(23,261)	(16,636)
Income (loss) before taxes	(7,119)	(2,817)	(25,271)	13,343
Income tax expense (benefit)	(574)	228	(4,803)	3,672
Net income (loss)	$(6,545)	$(3,045)	$(20,468)	$9,671

Basic earnings (loss) per share	$(0.21)	$(0.09)	$(0.65)	$0.27
Diluted earnings (loss) per share	$(0.21)	$(0.09)	$(0.65)	$0.27

Basic weighted average shares outstanding	31,238,159	35,132,980	31,301,983	35,591,583
Diluted weighted average shares outstanding	31,238,159	35,132,980	31,301,983	36,331,631

Elevate Credit, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

(Dollars in thousands)	June 30, 2022	December 31, 2021
ASSETS
Cash and cash equivalents*	$73,960	$84,978
Restricted cash*	5,036	5,874
Loans receivable at fair value*	608,950	—
Loans receivable, net of allowance for loan losses of $71,204*	—	511,157
Prepaid expenses and other assets*	14,640	12,745
Operating lease right of use assets	11,213	5,718
Receivable from payment processors*	7,935	15,870
Deferred tax assets, net	9,370	34,229
Investment in unconsolidated affiliate	5,121	—
Property and equipment, net	38,780	33,104
Goodwill, net	6,776	6,776
Intangible assets, net	231	231
Total assets	$782,012	$710,682

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities*	$60,802	$82,513
Operating lease liabilities	16,731	9,171
Other taxes payable	304	304
Deferred revenue*	3,259	4,446
Notes payable, net*	515,976	505,277
Total liabilities	597,072	601,711
COMMITMENTS, CONTINGENCIES AND GUARANTEES
STOCKHOLDERS’ EQUITY
Preferred stock	—	—
Common stock	19	19
Additional paid-in capital	208,901	205,860
Treasury stock	(45,299)	(41,746)
Retained earnings (Accumulated deficit)	21,319	(55,162)
Total stockholders’ equity	184,940	108,971
Total liabilities and stockholders’ equity	$782,012	$710,682

* These balances include certain assets and liabilities of variable interest entities (“VIEs”) that can only be used to settle the liabilities of that respective VIE. All assets of the Company are pledged as security for the Company’s outstanding debt, including debt held by the VIEs.

Non-GAAP Financial Measures
This press release and the attached financial tables contain certain non-GAAP financial measures, including Adjusted EBITDA, Adjusted EBITDA margin, Unaudited pro-forma condensed consolidated financial information, combined loans receivable and combined loan loss reserve. Elevate's non-GAAP financial measures might not be comparable to similarly titled measures of its competitors and other companies.
Adjusted Earnings Measures
In addition to the financial information prepared in accordance with GAAP, Elevate uses certain non-GAAP measures such as “Adjusted EBITDA” and "Adjusted EBITDA margin", (collectively, "Adjusted Earnings Measures") in assessing its operating performance. Elevate believes these non-GAAP measures are appropriate measures to be used in evaluating the performance of its business.
Elevate defines Adjusted EBITDA as net income (loss) excluding the impact of income tax expense (benefit), non-operating income loss, net interest expense, share-based compensation expense, equity method investment loss and depreciation and amortization expense. Elevate defines Adjusted EBITDA margin as Adjusted EBITDA divided by revenue. Elevate also included unaudited pro-forma condensed consolidated financial information to reflect the adoption of ASU 2016-13 as of January 1, 2021.
Management believes that Adjusted Earnings Measures are useful supplemental measures to assist management and investors in analyzing the operating performance of the business and provide greater transparency into the results of operations of our core business. Management uses these non-GAAP financial measures frequently in its decision-making because it provides supplemental information that facilitates internal comparisons to the historical operating performance of prior periods and gives an additional indication of Elevate’s core operating performance. Elevate includes these non-GAAP financial measures in its earnings announcement in order to provide transparency to its investors and enable investors to better compare its operating performance with the operating performance of its competitors.
Adjusted Earnings Measures should not be considered as alternatives to net income (loss) or any other performance measure derived in accordance with GAAP. Management's use of Adjusted Earnings Measures has limitations as an analytical tool, and investors should not consider it in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of these limitations are:
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect expected cash capital expenditure requirements for such replacements or for new capital assets;
•Adjusted EBITDA does not reflect changes in, or cash requirements for, the Company's working capital needs; and
•Adjusted EBITDA does not reflect interest associated with notes payable used for funding customer loans, for other corporate purposes or tax payments that may represent a reduction in cash available to the Company.
Additionally, Elevate’s definition of Adjusted Earnings Measures may not be comparable to similarly titled measures reported by other companies.

The following table presents a reconciliation of Adjusted EBITDA and Adjusted EBITDA margin to Elevate’s net income (loss) for the three and six months ended June 30, 2022 and 2021:

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands)	2022	2021	2022	2021
Net income (loss)	$(6,545)	$(3,045)	$(20,468)	$9,671
Adjustments:
Net interest expense	12,126	8,567	24,296	17,353
Share-based compensation	2,280	1,787	3,938	3,389
Depreciation and amortization	4,720	4,552	8,481	9,795
Equity method investment loss	368	—	712	—
Non-operating income	(81)	(510)	(1,747)	(717)
Income tax expense (benefit)	(574)	228	(4,803)	3,672
Adjusted EBITDA	$12,294	$11,579	$10,409	$43,163

Adjusted EBITDA margin	10.5%	13.7%	4.3%	24.8%

Unaudited pro-forma condensed consolidated financial information
The following unaudited pro-forma condensed consolidated statement of operations information provides information for the three and six months ended June 30, 2021 assuming the adoption of ASU 2016-13 occurred as of January 1, 2021. Management has made significant estimates and assumptions in its determination of the pro-forma accounting adjustments based on certain currently available information and certain assumptions and methodologies that the Company believes are reasonable. Management believes the pro-forma financial information is a useful supplemental measure to assist management and investors in analyzing the operating performance of the business and provide greater transparency into the results of operations of our core business. In particular, management believes that this information provides investors with period-over-period comparability given the significant change to our financial statements resulting from the adoption of ASU 2016-13.

	Three Months Ended June 30, 2021			Six Months Ended June 30, 2021
(Dollars in thousands except per share amounts)	As reported	Fair value adjustments	Pro-forma financial information	As reported	Fair value adjustments	Pro-forma financial information
Revenues	$84,540	$—	$84,540	$174,273	$—	$174,273
Cost of sales:
Provision for loan losses	27,225	(27,225)	—	48,195	(48,195)	—
Change in fair value of loans receivable	—	19,444	19,444	—	55,001	55,001
Direct marketing and other costs of sales	13,469	—	13,469	19,899	—	19,899
Total cost of sales	40,694	(7,781)	32,913	68,094	6,806	74,900
Gross profit	43,846	7,781	51,627	106,179	(6,806)	99,373
Total operating expenses	38,606	—	38,606	76,200	—	76,200
Operating income	5,240	7,781	13,021	29,979	(6,806)	23,173
			—
Total other expense	(8,057)	—	(8,057)	(16,636)	—	(16,636)
Income (loss) before taxes	(2,817)	7,781	4,964	13,343	(6,806)	6,537
Income tax expense	228	1,286	1,514	3,672	(1,654)	2,018
Net income (loss)	$(3,045)	$6,495	$3,450	$9,671	$(5,152)	$4,519

Basic earnings (loss) per share	$(0.09)	$0.19	$0.10	$0.27	$(0.14)	$0.13
Diluted earnings (loss) per share	$(0.09)	$0.19	$0.10	$0.27	$(0.15)	$0.12

Basic weighted average shares outstanding	35,132,980	—	35,132,980	35,591,583	—	35,591,583
Diluted weighted average shares outstanding(1)	35,132,980	568,397	35,701,377	36,331,631	—	36,331,631

Adjusted EBITDA	$11,579	$7,781	$19,360	$43,163	$(6,806)	$36,357
Adjusted EBITDA Margin	13.7%		22.9%	24.8%		20.9%
(1)    Represents potentially dilutive shares that were anti-dilutive in the Company's quarter-ended June 30, 2021 diluted weighted average shares outstanding as the Company was in a net loss position. The pro-forma adjustments result in net income for the period and therefore result in inclusion of the anti-dilutive shares.

Supplemental Schedules

Revenue by Product

	Three Months Ended June 30, 2022
	Rise	Elastic	Today
(Dollars in thousands)	(Installment Loans)	(Lines of Credit)	(Credit Card)	Total
Average combined loans receivable – principal(2)	$274,347	$186,096	$49,771	$510,214
Effective APR	100%	94%	34%	91%
Finance charges	$68,209	$43,749	$4,204	$116,162
Other	125	114	1,205	1,444
Total revenue	$68,334	$43,863	$5,409	$117,606

	Three Months Ended June 30, 2021
	Rise (1)	Elastic	Today
(Dollars in thousands)	(Installment Loans)	(Lines of Credit)	(Credit Card)	Total
Average combined loans receivable – principal(2)	$204,625	$133,629	$17,726	$355,980
Effective APR	100%	95%	29%	94%
Finance charges	$50,834	$31,618	$1,262	$83,714
Other	199	111	516	826
Total revenue	$51,033	$31,729	$1,778	$84,540

	Six Months Ended June 30, 2022
	Rise	Elastic	Today
(Dollars in thousands)	(Installment Loans)	(Lines of Credit)	(Credit Card)	Total
Average combined loans receivable – principal(2)	$284,740	$188,393	$49,832	$522,965
Effective APR	101%	94%	33%	92%
Finance charges	$142,497	$88,209	$8,208	$238,914
Other	213	191	2,532	2,936
Total revenue	$142,710	$88,400	$10,740	$241,850

	Six Months Ended June 30, 2021
	Rise (1)	Elastic	Today
(Dollars in thousands)	(Installment Loans)	(Lines of Credit)	(Credit Card)	Total
Average combined loans receivable – principal(2)	$211,115	$140,309	$15,941	$367,365
Effective APR	100%	95%	30%	95%
Finance charges	$104,576	$65,988	$2,373	$172,937
Other	261	161	914	1,336
Total revenue	$104,837	$66,149	$3,287	$174,273
(1)    Includes loans originated by third-party lenders through the CSO programs, which are not included in the Company's condensed consolidated financial statements.
(2)    Average combined loans receivable - principal is calculated using daily principal balances. See the "Combined Loan Information" section for a reconciliation of this non-GAAP measure to the most comparable GAAP measure.

Change in Fair Value by Product

	Three Months Ended June 30, 2022
	Rise	Elastic	Today
(Dollars in thousands)	(Installment Loans)	(Lines of Credit)	(Credit Card)	Total
Net charge-offs	$42,981	$17,025	$5,044	$65,050
Net change in fair value	(2,594)	(1,444)	444	(3,594)
Total change in fair value of loans receivable	$40,387	$15,581	$5,488	$61,456

Net charge-offs as a percentage of revenues	63%	39%	93%	55%
Total change in fair value of loans receivable as a percentage of revenues	59%	36%	101%	52%
Percentage past due	11%	6%	19%	10%

	Three Months Ended June 30, 2021(1)
	Rise	Elastic	Today
(Dollars in thousands)	(Installment Loans)	(Lines of Credit)	(Credit Card)	Total
Net charge-offs	$19,349	$5,831	$883	$26,063
Net change in fair value (pro-forma)	(5,055)	(1,728)	164	(6,619)
Total change in fair value of loans receivable (pro-forma)	$14,294	$4,103	$1,047	$19,444

Net charge-offs as a percentage of revenues	38%	18%	50%	31%
Total change in fair value of loans receivable as a percentage of revenues	28%	13%	59%	23%
Percentage past due	9%	4%	7%	7%
(1)    Not a financial measure prepared in accordance with GAAP. The pro-forma fair value accounting adjustments are due to Elevate's transition from an incurred credit loss model to a fair value accounting model for its loan portfolio acceptable under US GAAP. See the "Unaudited pro-forma condensed consolidated financial information" section for a reconciliation of this non-GAAP measure to the most comparable GAAP measure.

	Six Months Ended June 30, 2022
	Rise	Elastic	Today
(Dollars in thousands)	(Installment Loans)	(Lines of Credit)	(Credit Card)	Total
Net charge-offs	$96,123	$35,815	$9,931	$141,869
Net change in fair value	1,328	892	1,526	3,746
Total change in fair value of loans receivable	$97,451	$36,707	$11,457	$145,615

Net charge-offs as a percentage of revenues	67%	41%	92%	59%
Total change in fair value of loans receivable as a percentage of revenues	68%	42%	107%	60%
Percentage past due	11%	6%	19%	10%

	Six Months Ended June 30, 2021(1)
	Rise	Elastic	Today
(Dollars in thousands)	(Installment Loans)	(Lines of Credit)	(Credit Card)	Total
Net charge-offs	$42,023	$13,374	$1,556	$56,953
Net change in fair value (pro-forma)	(1,613)	(500)	161	(1,952)
Total change in fair value of loans receivable (pro-forma)	$40,410	$12,874	$1,717	$55,001

Net charge-offs as a percentage of revenues	40%	20%	47%	33%
Total change in fair value of loans receivable as a percentage of revenues	39%	19%	52%	32%
Percentage past due	9%	4%	7%	7%
(1)    Not a financial measure prepared in accordance with GAAP. The pro-forma fair value accounting adjustments are due to Elevate's transition from an incurred credit loss model to a fair value accounting model for its loan portfolio acceptable under US GAAP. See the "Unaudited pro-forma condensed consolidated financial information" section for a reconciliation of this non-GAAP measure to the most comparable GAAP measure.

Loan Loss Reserve by Product(3)

	Three Months Ended June 30, 2021
	Rise	Elastic	Today
(Dollars in thousands)	(Installment Loans)	(Lines of Credit)	(Credit Card)	Total
Combined loan loss reserve(1):
Beginning balance	$26,592	$10,749	$1,818	$39,159
Net charge-offs	(19,349)	(5,831)	(883)	(26,063)
Provision for loan losses	20,856	5,454	915	27,225
Ending balance	$28,099	$10,372	$1,850	$40,321
Combined loans receivable(1)(2)	$244,389	$152,605	$21,487	$418,481
Net charge-offs as a percentage of revenues	38%	18%	50%	31%
Combined loan loss reserve as a percentage of ending combined loans receivable	11%	7%	9%	10%
Provision for loan losses as a percentage of revenues	41%	17%	51%	32%

(1)    Not a financial measure prepared in accordance with GAAP. See the "Combined Loan Information" section for a reconciliation of this non-GAAP measure to the most comparable GAAP measure.
(2)    Includes loans originated by third-party lenders through the CSO programs, which are not included in the Company's condensed consolidated financial statements.
(3)    Prior to January 1, 2022, the Company was on the incurred credit loss model and recognized a loan loss reserve based on estimated losses inherent within the loan portfolio. A loan loss reserve is no longer maintained with the accounting model change to carry the loan portfolio at fair value effective January 1, 2022.

	Six Months Ended June 30, 2021
	Rise	Elastic	Today
(Dollars in thousands)	(Installment Loans)	(Lines of Credit)	(Credit Card)	Total
Combined loan loss reserve(1):
Beginning balance	$33,968	$13,201	$1,910	$49,079
Net charge-offs	(42,023)	(13,374)	(1,556)	(56,953)
Provision for loan losses	36,154	10,545	1,496	48,195
Ending balance	28,099	10,372	1,850	40,321
Combined loans receivable(1)(2)	$244,389	$152,605	$21,487	$418,481
Net charge-offs as a percentage of revenues	40%	20%	47%	33%
Combined loan loss reserve as a percentage of ending combined loans receivable	11%	7%	9%	10%
Provision for loan losses as a percentage of revenues	34%	16%	46%	28%
Customer Loan Data by Product

	Three Months Ended June 30, 2022
	Rise	Elastic	Today
(Dollars in thousands)	(Installment Loans)	(Lines of Credit)	(Credit Card)	Total
Beginning number of combined loans outstanding	118,076	102,973	35,566	256,615
New customer loans originated	15,629	6,309	3,772	25,710
Former customer loans originated	17,034	191	—	17,225
Attrition	(35,657)	(5,866)	(2,928)	(44,451)
Ending number of combined loans outstanding	115,082	103,607	36,410	255,099
Customer acquisition cost	$307	$404	$127	$304
Average customer loan balance	$2,462	$1,909	$1,409	$2,087

	Three Months Ended June 30, 2021
	Rise	Elastic	Today
(Dollars in thousands)	(Installment Loans)	(Lines of Credit)	(Credit Card)	Total
Beginning number of combined loans outstanding	91,508	90,021	12,802	194,331
New customer loans originated	27,704	6,339	4,943	38,986
Former customer loans originated	14,909	132	—	15,041
Attrition	(25,337)	(4,214)	(264)	(29,815)
Ending number of combined loans outstanding	108,784	92,278	17,481	218,543
Customer acquisition cost	$294	$332	$64	$271
Average customer loan balance	$2,122	$1,599	$1,199	$1,827

	Six Months Ended June 30, 2022
	Rise	Elastic	Today
	(Installment Loans)	(Lines of Credit)	(Credit Card)	Total
Beginning number of combined loans outstanding	134,414	110,628	35,464	280,506
New customer loans originated	27,776	10,701	6,536	45,013
Former customer loans originated	32,736	327	—	33,063
Attrition	(79,844)	(18,049)	(5,590)	(103,483)
Ending number of combined loans outstanding	115,082	103,607	36,410	255,099
Customer acquisition cost	$317	$428	$103	$312

	Six Months Ended June 30, 2021
	Rise	Elastic	Today
	(Installment Loans)	(Lines of Credit)	(Credit Card)	Total
Beginning number of combined loans outstanding	103,940	100,105	10,803	214,848
New customer loans originated	36,360	9,191	7,325	52,876
Former customer loans originated	27,765	226	—	27,991
Attrition	(59,281)	(17,244)	(647)	(77,172)
Ending number of combined loans outstanding	108,784	92,278	17,481	218,543
Customer acquisition cost	$302	$376	$70	$283
Combined Loan Information

The Elastic line of credit product is originated by a third-party lender, Republic Bank, which initially provides all of the funding for that product. Republic Bank retains 10% of the balances of all of the loans originated and sells a 90% loan participation in the Elastic lines of credit to a third party SPV, Elastic SPV, Ltd. Elevate is required to consolidate Elastic SPV, Ltd. as a variable interest entity under GAAP and the condensed consolidated financial statements include revenue, losses and loans receivable related to the 90% of Elastic lines of credit originated by Republic Bank and sold to Elastic SPV, Ltd.
Since the fourth quarter of 2018, the Company licensed its Rise installment loan brand to a third-party lender, FinWise Bank, which originates Rise installment loans in seventeen states. FinWise Bank initially provides all of the funding, retains 4% of the balances of all of the loans originated and sells the remaining 96% loan participation in those Rise installment loans to a third party SPV, EF SPV, Ltd. Elevate is required to consolidate EF SPV, Ltd. as a variable interest entity under GAAP and the condensed consolidated financial statements include revenue, losses and loans receivable related to the 96% of Rise installment loans originated by FinWise Bank and sold to EF SPV, Ltd.
Beginning in 2018, the Company started licensing the Today Card brand and its underwriting services and platform to launch a credit card product originated by Capital Community Bank ("CCB"), which initially provides all of the funding for that product. CCB retains 5% of the credit card receivable balance of all the receivables originated and sells a 95% participation in the Today Card credit card receivables to a wholly-owned subsidiary SPV of the Company, Today SPV. The Today Card program began expanding in 2020.
Since the third quarter of 2020, the Company also licenses its Rise installment loan brand to an additional third-party lender, CCB, which originates Rise installment loans in three states. Similar to the relationship with FinWise Bank, CCB initially provides all of the funding, retains 5% of the balances of all of the loans originated and sells the remaining 95% loan participation in those Rise installment loans to a third-party SPV, EC SPV, Ltd. Elevate is required to consolidate EC SPV, Ltd. as a variable interest entity under GAAP and the condensed consolidated financial statements include revenue, losses and loans receivable related to the 95% of the Rise installment loans originated by CCB and sold to EC SPV, Ltd.

Elevate defines combined loans receivable - principal as loans owned by the Company plus loans originated and owned by third-party lenders pursuant to our CSO programs. Under these programs, the Company does not make Rise loans directly, but rather acts as a Credit Services Organization (which is also known as a Credit Access Business), or, “CSO,” and the loans are originated by an unaffiliated third party. There were no new loan originations in 2021 under the CSO programs, but the Company continued to have obligations as the CSO until the wind-down of this portfolio was completed in the third quarter of 2021. Elevate defines combined loan loss reserve as the loan loss reserve for loans owned by the Company plus the loan loss reserve for loans originated and owned by third-party lenders and guaranteed by the Company. The information presented in the tables below on a combined basis are non-GAAP measures based on a combined portfolio of loans, which includes the total amount of outstanding loans receivable that the Company owns and that are on the Company's condensed consolidated balance sheets plus outstanding loans receivable originated and owned by third parties that the Company guarantees pursuant to CSO programs in which the Company participates.
The Company believes these non-GAAP measures provide investors with important information needed to evaluate the magnitude of potential loan losses and the opportunity for revenue performance of the combined loan portfolio on an aggregate basis. The Company also believes that the comparison of the combined amounts from period to period is more meaningful than comparing only the amounts reflected on the Company's condensed consolidated balance sheets since both revenues and cost of sales as reflected in the Company's condensed consolidated financial statements are impacted by the aggregate amount of loans the Company owns and those CSO loans the Company guarantees.
The Company's use of total combined loans and fees receivable has limitations as an analytical tool, and investors should not consider it in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of these limitations are:
•Rise CSO loans were originated and owned by a third-party lender; and
•Rise CSO loans were funded by a third-party lender and were not part of the VPC Facility.
As of each of the period ends indicated, the following table presents a reconciliation of:
•Loans receivable, net, Company owned (which reconciles to the Company's condensed consolidated balance sheets included elsewhere in this press release);
•Loans receivable, net, guaranteed by the Company;
•Combined loans receivable (which the Company uses as a non-GAAP measure); and
•Combined loan loss reserve (which the Company uses as a non-GAAP measure).

	2021			2022
(Dollars in thousands)	June 30	September 30	December 31	March 31	June 30
Company Owned Loans:
Loans receivable – principal, current, company owned	$372,068	$466,140	$501,552	$457,259	$477,721
Loans receivable – principal, past due, company owned	27,231	46,730	57,207	54,060	54,712
Loans receivable – principal, total, company owned	399,299	512,870	558,759	511,319	532,433
Loans receivable – finance charges, company owned	19,157	22,960	23,602	22,991	23,079
Loans receivable – company owned	418,456	535,830	582,361	534,310	555,512
Allowance for loan losses on loans receivable, company owned(5)	(40,314)	(56,209)	(71,204)	—	—
Fair value adjustment, loans receivable- principal	—	—	—	49,844	53,438
Loans receivable, net, company owned / Loans receivable at fair value	$378,142	$479,621	$511,157	$584,154	$608,950
Third Party Loans Guaranteed by the Company:
Loans receivable – principal, current, guaranteed by company	$17	$—	$—	$—	$—
Loans receivable – principal, past due, guaranteed by company	4	—	—	—	—
Loans receivable – principal, total, guaranteed by company(1)	21	—	—	—	—
Loans receivable – finance charges, guaranteed by company(2)	4	—	—	—	—
Loans receivable – guaranteed by company	25	—	—	—	—
Liability for losses on loans receivable, guaranteed by company	(7)	—	—	—	—
Loans receivable, net, guaranteed by company(3)	$18	$—	$—	$—	$—
Combined Loans Receivable(3):
Combined loans receivable – principal, current	$372,085	$466,140	$501,552	$457,259	$477,721
Combined loans receivable – principal, past due	27,235	46,730	57,207	54,060	54,712
Combined loans receivable – principal	399,320	512,870	558,759	511,319	532,433
Combined loans receivable – finance charges	19,161	22,960	23,602	22,991	23,079
Combined loans receivable	$418,481	$535,830	$582,361	$534,310	$555,512
Combined Loan Loss Reserve(3):
Allowance for loan losses on loans receivable, company owned(5)	$(40,314)	$(56,209)	$(71,204)	$—	$—
Liability for losses on loans receivable, guaranteed by company	(7)	—	—	—	—
Combined loan loss reserve(5)	$(40,321)	$(56,209)	$(71,204)	$—	$—
Combined loans receivable – principal, past due(3)	$27,235	$46,730	$57,207	$54,060	$54,712
Combined loans receivable – principal(3)	399,320	512,870	558,759	511,319	532,433
Percentage past due	7%	9%	10%	11%	10%
Combined loan loss reserve as a percentage of combined loans receivable(3)(4)(5)	10%	11%	12%	—%	—%
Allowance for loan losses as a percentage of loans receivable – company owned(5)	10%	11%	12%	—%	—%
Fair value adjustment, combined loans receivable- principal(6)	$51,078	$50,036	$57,184	$49,844	$53,438
Combined loans receivable at fair value(6)	469,559	585,866	639,545	584,154	608,950
Fair value as a percentage of combined loans receivable- principal(3)(6)	113%	110%	110%	110%	110%

(1)    Represents loans originated by third-party lenders through the CSO programs, which are not included in the Company's condensed consolidated financial statements. The wind-down of the CSO program was completed in the third quarter of 2021.
(2)    Represents finance charges earned by third-party lenders through the CSO programs, which are not included in the Company's condensed consolidated financial statements. The wind-down of the CSO program was completed in the third quarter of 2021.
(3)    Non-GAAP measure.
(4)    Combined loan loss reserve as a percentage of combined loans receivable is determined using period-end balances.
(5)    Effective January 1, 2022, upon the election to carry the loan portfolio at fair value, a combined loan loss reserve and allowance for loan losses is no longer required as an assumption for loan losses has been included in the fair value assumptions.
(6)    The periods of June 30, 2021 to December 31, 2021 include pro-forma adjustments reflecting the combined loans receivable at fair value consistent with a fair value methodology acceptable with US GAAP.